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BLUE RHINO CORPORATION
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Press Release Filed by Blue Rhino Corporation
Pursuant to Rule 14a-12 of the Securities Exchange Act

The following is the text of a joint press release issued by Blue Rhino Corporation and Ferrellgas Partners, L.P. on February 9, 2004:

For immediate release
Contacts:

Ferrellgas:
     Ryan VanWinkle, Investor Relations, 816-792-7998
     Scott Brockelmeyer, Media Relations, 816-792-7837

Blue Rhino:
     Mark Castaneda, Chief Financial Officer, 336-659-6755

Ferrellgas and Blue Rhino Announce Merger Agreement
Blue Rhino to be Acquired for $17 Per Share

     Liberty, MO and Winston-Salem, NC (February 9, 2004)—Ferrellgas Partners, L.P. (NYSE:FGP) and Blue Rhino Corporation (NASDAQ:RINO) announced today Ferrellgas will acquire substantially all of the assets of Blue Rhino from a subsidiary of Ferrell Companies, Inc., the parent company of its general partner, which has entered into a merger agreement to acquire all of the outstanding stock of Blue Rhino in an all-cash transaction. Terms of the merger agreement call for the payment of $17 in cash for each share of Blue Rhino stock outstanding on the date of the closing of the transaction, with the total payments for the Blue Rhino stock anticipated to be approximately $340 million. Ferrellgas is one of the nation’s largest retail marketers of propane. Blue Rhino is the nation’s leading provider of branded propane tank exchange service and a leading provider of complementary products.

     Officials from both companies anticipate the transaction, which is subject to regulatory and Blue Rhino stockholder approval, will be completed in May or June.

     Blue Rhino, which will continue to operate under its own trade name and remain headquartered in Winston-Salem, has developed a national network of more than 29,000 retail locations in 49 states and Puerto Rico. As the nation’s largest operator of propane tank exchange services, Blue Rhino exchange locations can be found at leading home improvement centers, mass merchants and hardware, grocery and convenience stores throughout the country, providing consumers with a safe and convenient alternative to traditional propane tank filling. The 20-pound propane tanks provide fuel for various uses, including barbecue grills, patio heaters and mosquito elimination devices.

     “Propane tank exchange has been and will continue to be the fastest growing portion of the retail propane industry,” said James E. Ferrell, Ferrellgas’ Chairman and Chief Executive Officer. “This transaction will enable us to combine the strong winter cash flow of Ferrellgas with Blue Rhino’s summer and fall grilling season. It turns out to be the perfect match.”

     Ferrellgas serves the residential, industrial and agricultural propane needs of more than 1 million customers in 45 states. It is the second-largest company in the retail propane industry, reporting revenues of $1.22 billion and sales of 899 million retail gallons of propane during its fiscal year ended July 31, 2003. Company officials say they expect the acquisition to be immediately accretive to its unitholders.

     Blue Rhino, which is expected to operate with its current employee base and distributor network, reported revenues of $258.2 million for its fiscal year ended July 31, 2003. As part of the transaction, Blue Rhino’s founder, Chairman and Chief Executive Officer Billy D. Prim, will continue to lead Blue Rhino as CEO and will join Ferrellgas’ executive management team and its Board of Directors.

     “Billy is an entrepreneur in every sense of the word,” Ferrell said. “He has built this business from scratch by developing a tremendous distributor network. I am extremely pleased to have such a dynamic and recognized industry leader join the Ferrellgas executive management team. Billy has developed a terrific team of employees in Winston-Salem and I am glad they will be joining us also.”

     Both Ferrell and Prim pointed to the synergies created by the merger as a launch pad for future growth.

     “It is difficult to find two greater success stories in our industry than Ferrellgas and Blue Rhino,” Prim said. “Both companies have grown from humble beginnings to become leaders in the industry. This combination makes perfect sense because we are able to join the financial strengths and propane expertise of both companies while allowing the Blue Rhino team to continue growing the business as they have in the past.”

About Ferrellgas Partners, L.P.: Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves more than one million customers in 45 states. Ferrellgas employees indirectly own more than 17 million units of the partnership through an employee stock ownership plan. Ferrellgas trades on the New York Stock Exchange under the symbol FGP.

About Blue Rhino Corporation: Blue Rhino is a leading national provider of branded propane tank exchange service and a leading provider of complementary products and services to consumers through many of the world’s leading retailers. The company’s branded tank exchange service is offered at more than 29,000 retail locations in 49 states and Puerto Rico through leading home improvement centers, mass merchants, hardware, grocery and convenience stores. Propane tank exchange provides consumers with a safe and convenient alternative to traditional propane tank filling.

Forward Looking Statements and Safe Harbor Statements
Under the Private Securities Litigation Reform Act of 1995

Ferrellgas Partners, L.P.: Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance or expectations. These risks, uncertainties and other factors are discussed in the partnership’s Form 10-K for the fiscal year ended July 31, 2003 and other documents filed from time to time, by the Partnership, with the Securities and Exchange Commission.

Blue Rhino Corporation: This press release contains forward-looking statements that relate to Blue Rhino’s plans, objectives and estimates. The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. Blue Rhino’s business is subject to numerous risks and uncertainties, including: that the announced merger with Ferrellgas Partners, L.P. and affiliates will not be consummated, related risks associated with any failure of the merger to be consummated, or that synergies anticipated in the transaction will not be realized; that its significant retail relationships are generally nonexclusive and terminable at will; that prices for its products and services may decline due to competitive or other factors; that it relies on a limited number of distributors; its ability to manage growth; its ability to place Blue Rhino cylinder exchange at additional retail locations; its ability to successfully defend certain lawsuits; its ability to protect its intellectual property and strengthen its brand; its ability to obtain an adequate supply of cylinders that comply with applicable guidelines; its ability to mitigate the effects of high propane commodity prices successfully; its ability to launch new products and services successfully and the effect of new safety guidelines on consumer demand for cylinder exchange. These and other risks and uncertainties detailed in its most recent Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission could cause actual results and experience to differ materially from those expressed or implied by any of these forward-looking statements. To the extent permitted by applicable law, Blue Rhino makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward- looking statement.

Important Legal Information:

In connection with the proposed merger, Blue Rhino Corporation will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission. Blue Rhino stockholders are not being asked to take any action at this time. Stockholders are encouraged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the merger. Blue Rhino will provide stockholders free copies of the proxy statement and other relevant documents when they become available. In addition, documents filed by Blue Rhino with the SEC will be available free of charge at the SEC’s website at www.sec.gov.

Blue Rhino Corporation and its directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the identity of persons who may, under SEC rules, be deemed participants in the solicitation of stockholders of Blue Rhino Corporation in connection with the proposed transaction, and their interests in the transaction, will be set forth in a proxy statement that will be filed by Blue Rhino with the SEC. Stockholders of Blue Rhino can obtain this information by reading the proxy statement when it becomes available.

###

Employee Letter Filed by Blue Rhino Corporation
Pursuant to Rule 14a-12 of the Securities Exchange Act

The following is the text of a communication that was distributed to employees of Blue Rhino Corporation by Blue Rhino Corporation on February 9, 2004:

[Logo of Blue Rhino Corporation]

Dear Fellow Rhinos:

I have some exciting news to share about Blue Rhino, news that promises significant opportunities for our company and our employees.

Today, Blue Rhino announced that we are merging with Ferrellgas, one of the leading suppliers of propane to the industrial, agricultural, and retail markets. Accompanying this note is a copy of the press release issued this morning as well as answers to some of the common questions that are sure to arise. Please take the time to read them.

I would like to invite you to join me at SECCA, today at 12:30 p.m. for a Blue Rhino All Hands meeting and a Q & A session where we can discuss the announcement in more detail. If you’re not in Winston-Salem, you will have the opportunity to participate by telephone. You can attend this meeting at 12:30 pm by dialing ____________. When you are prompted to do so, please enter the Blue Rhino Conference Call ID number ____________, followed by the # sign. Lunch will be provided from 11:30 am to 12:30 pm in the SECCA art gallery.

In the meantime, here are the highlights:

•	Blue Rhino is being acquired by Ferrellgas, a leader in the supply of bulk propane used primarily for indoor heating. Ferrellgas views Blue Rhino as a primary growth engine of the merged companies. Our businesses are complementary, not redundant or duplicative, so our mission will be to continue growing our business.

•	This is a very positive opportunity for Blue Rhino and our employees. We’ll continue to operate as Blue Rhino, an independent division of Ferrellgas, retaining our headquarters here in Winston-Salem and maintaining the leadership and employee team that has generated such strong growth for us over the years. I will be CEO of the Blue Rhino division and will be nominated to the board of the general partner of Ferrellgas’ public company limited partnership, which is listed on the New York Stock Exchange.

•	We’ll continue to implement the proven strategy that has generated Blue Rhino’s growth. Ferrellgas recognizes that we have built tank exchange into a strong growth market, and Ferrellgas is counting on us to continue and even accelerate that growth!

It’s only natural that you will have many questions and we will do our best to answer each of them. I encourage you to read the information that is being provided to you via email.

Thanks for all you do; I’m glad you’re in our herd.

/s/ Billy D. Prim Billy D. Prim Chairman & CEO

Important Legal Information:

In connection with the proposed merger, Blue Rhino Corporation will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission. Blue Rhino stockholders are not being asked to take any action at this time. Stockholders are encouraged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the merger. Blue Rhino will provide stockholders free copies of the proxy statement and other relevant documents when they become available. In addition, documents filed by Blue Rhino with the SEC will be available free of charge at the SEC’s website at www.sec.gov.

Blue Rhino Corporation and its directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the identity of persons who may, under SEC rules, be deemed participants in the solicitation of stockholders of Blue Rhino in connection with the proposed transaction, and their interests in the transaction, will be set forth in a proxy statement that will be filed by Blue Rhino with the SEC. Stockholders of Blue Rhino can obtain this information by reading the proxy statement when it becomes available.

Employee Q&A Filed by Blue Rhino Corporation
Pursuant to Rule 14a-12 of the Securities Exchange Act

The following is the text of a communication that was distributed to employees of Blue Rhino Corporation by Blue Rhino Corporation on February 9, 2004:

What can you tell us about Ferrellgas?

Founded in Atchison, Kansas in 1939 as a family-owned propane company, Ferrellgas is now a nationwide company with nearly 600 retail outlets serving more than 1 million customers in 45 states. With its nationwide supply network and fleet of 4,520 delivery and service vehicles, 367 transport trucks, and 128 railcars, Ferrellgas is the nation’s leading retail propane company.

Ferrellgas sold 899 million retail gallons of propane during its fiscal year ended July 31, 2003, making it the second largest company in the retail propane industry. AmeriGas, headquartered in Valley Forge, Pennsylvania, is the nation’s largest propane retailer.

How long has Ferrellgas been in business?

Ferrellgas was founded in 1939 in Atchison, Kansas, as A.C. Ferrell Butane Gas Company. A.C. Ferrell is the father of Ferrellgas Chairman and Chief Executive Officer Jim Ferrell.

How has the company grown through the years?

Jim Ferrell intended to have a career in the U.S. Army, but answered his father’s call in 1965 to return home and help with the family’s struggling business. He renamed the company Ferrellgas. Realizing the key to growing his business was through acquisitions, Mr. Ferrell purchased two competitors in the late 1960s, doubling the size of Ferrellgas. The size of the company doubled again with another acquisition in the early 1970s. The company’s most significant acquisition — Buckeye Gas Products Company — was completed in 1996. The transaction elevated Ferrellgas from a small regional propane company to a national company. In 1994, Ferrellgas became a master limited partnership traded on the New York Stock Exchange under the symbol FGP.

What more can you tell me about Jim Ferrell?

Jim Ferrell is one of the most respected individuals in the retail propane industry. He is a two-time president of the World LP Gas Association, based in Paris, France. He also is the former president of the Propane Vehicle Council and a former member of the Propane Education & Research Council.

Won’t there be a lot of duplication between Ferrellgas and Blue Rhino, and won’t that ultimately mean job losses here?

Very little duplication exists — and that is one of the reasons this merger makes so much sense. Ferrellgas primarily serves the bulk propane market, marketing to customers in the industrial, agricultural, and retail markets who use propane primarily as a heating fuel. Blue Rhino, as you know, specializes in propane tank exchange for recreational markets. So these two companies complement each other. While there will be change — as there always is in any business — we expect that this merger will create job growth for Blue Rhino.

Are you saying that there will be no job losses?

We would not be able to say that under any circumstance. Change is a constant in any successful business. But we do not currently anticipate specific job losses. There may be some instances where we shift assignments to the Ferrellgas headquarters in the Kansas City area, to take advantage of synergies. But we expect these will be very limited. Blue Rhino will continue to operate as an independent division of Ferrellgas. And ultimately, we think the accelerated growth potential resulting from this merger should create additional jobs here in Winston-Salem.

Will my compensation and benefit plans change?

Right now, we don’t have all the details on Ferrellgas’ various benefit and compensation plans, but in general terms, we believe the plans are comparable and — in some instances — superior to ours. We will provide you with detailed information when we know it. What we do know is that Blue Rhino will no longer be a public company, so we’ll no longer receive Blue Rhino stock options and have the ability to invest in Blue Rhino common stock through the Employee Stock Purchase Plan. In its place, however, Ferrellgas, which is listed on the NYSE, offers an Employee Stock Ownership Plan, or ESOP, which gives employees an opportunity to invest in the future of their company.

What is an ESOP?

ESOPs are designed to enable participating employees to share in the ownership of a company through the allocation of stock to employee accounts. More than 10,000 companies nationwide have formed ESOPs since federal legislation was introduced in 1974 to allow for the formation of such plans.

According to the National Center for Employee Ownership, Ferrellgas is one of the 20 largest companies in the country that is at least partially owned by a broad employee-ownership plan such as an ESOP.

How does the Ferrellgas ESOP work?

An Employee Stock Ownership Trust (ESOT) owns 100 percent of Ferrell Companies, Inc. (FCI). FCI, in turn, owns approximately 49 percent of Ferrellgas Partners, L.P. (the public-company MLP) common units. The remaining MLP common units are owned by public unitholders. Employees become vested in the plan over a seven-year period.

What will happen to my Blue Rhino stock options?

Your options will vest on a daily pro rata basis up through the date immediately prior to the closing date of the merger. We anticipate that will occur in May or June, depending on when we obtain the necessary shareholder and regulatory approvals. Following the closing of the merger, you will be paid cash for each vested option equal to the difference between the exercise price and the merger price of $17 per share.

What kind of a company is Ferrellgas?

It’s very similar to Blue Rhino in terms of its culture, its entrepreneurial spirit, and management’s commitment to its people. The company was founded in 1939 by A.C. Ferrell, father of current Chairman and Chief Executive Officer Jim Ferrell. We feel very comfortable becoming a part of the Ferrellgas family. Ferrellgas is structured as a Master Limited Partnership, which is simply another type of publicly traded business organization run by a general partner. In situation such as this, “units” are publicly traded instead of common shares. The Units of Ferrellgas are traded on the New York Stock Exchange under the symbol FGP.

Why did Blue Rhino make this decision?

Ferrellgas is a billion-dollar-plus company, and as a division of Ferrellgas, we’ll have access to resources and opportunities that simply aren’t available to us as a separate company. In addition, while we’ve enjoyed good growth since this company was founded back in 1994, there are significant costs associated with remaining a public company. And disclosure requirements demand that we lay out a great deal of information that’s invaluable to our competitors who do not have the same obligations. So, against those disadvantages of remaining a public company, we looked at the significant plusses of becoming a part of Ferrellgas. In addition, the merger with Ferrellgas will provide excellent value to Blue Rhino shareholders, many of who are company employees. The Board of Directors carefully evaluated the transaction and determined that it is advisable and in the best interests of the Company and its shareholders.

Are there other advantages?

Yes. Ferrellgas has a great deal of expertise when it comes to purchasing propane, and we’ll be able to leverage that expertise, not just to assure competitive pricing, but to assure adequate supplies for our growth.

What will Blue Rhino be called?

We’ll continue as Blue Rhino. We’ve invested a great deal of time and effort to build the Blue Rhino brand, and Ferrellgas understands completely just how valuable it is in the marketplace.

Who will be running the new organization?

Billy D. Prim will continue to lead the Blue Rhino organization. In fact, we expect virtually all of the leadership team to remain a part of this growing organization. Ferrellgas understands that our business has very strong growth prospects and understands that the Blue Rhino team and strategy have proven their ability to capitalize on those prospects.

Will our offices be merged together?

No. We serve different segments of the propane market, and Ferrellgas understands that our segment represents a significant growth opportunity. And Ferrellgas understands that we’re very well positioned, working together, to capitalize on that growth. Now, while the offices won’t be merged, it is possible that a small number of functions may be centralized and shifted to Ferrellgas’ Kansas City headquarters. But in total, we expect this merger to create additional positions at Blue Rhino here in Winston-Salem.

What’s the timetable for this merger?

We plan to complete the transaction in May or June. We’ll need to get an approval vote from Blue Rhino shareholders. The Board of Directors will recommend a “yes” vote, because it has determined that the offer is advisable and in the best interests of the Company and its shareholders. There will be some regulatory approvals necessary, and there are some other closing conditions. But we anticipate these approvals will be obtained and that the conditions will be satisfied. In the meantime, we have to stay focused on running our business and satisfying our customers.

How certain are you that the merger will be completed?

As noted earlier, it is subject to shareholder approval at Blue Rhino, regulatory approval, and certain other conditions. But absent any unexpected developments, we’re confident the merger will be completed. We have signed a definitive agreement, not just a letter of intent.

Will we be “in limbo” during the months before the merger is completed?

Not at all. We’ll continue to implement our strategy and growth plans just as aggressively. As mentioned, Blue Rhino will remain an independent division of Ferrellgas after the merger. They’re merging with us to tap into our growth.

What should I say if distributors, customers, or others ask me about this merger?

That’s an important question. Obviously, we hope you’ll tell them that you’re excited about what this means to Blue Rhino’s future and to your future with the company. It is also appropriate to tell them that we’ll be communicating directly with all of our key audiences — such as our customers and distributors — during the next day or two. But it’s best that you not speculate on matters outside of your direct responsibilities. If you are contacted by the media, we ask that you direct the inquiry to Mark Castaneda.

Ferrellgas assures us that we’ll remain independent, but don’t most mergers eventually lead to job losses and consolidations?

The important thing to remember is that Ferrellgas is looking at Blue Rhino as the growth engine of the merged companies. We have a proven strategy to drive growth in the propane market, and we have a proven team to implement that strategy. This merger is being driven by the opportunity to grow, not the opportunity to make cuts in staffing or through efficiencies of scale.

Is our Products business a part of this merger?

Absolutely. Ferrellgas understands that growing the market through introduction of innovative propane-fueled products such as the SkeeterVac, our grills, patio heaters, and others is an important part of Blue Rhino’s growth strategy.

When will we know more about the details of the merger?

We’ll be beginning a series of regular updates on the progress. Some will be via email, and some may be via employee meetings. We’re going to do our best to keep you fully informed about the progress in this critical growth initiative. We will let you know when we do.

And that raises a very important point: we want to make sure that we maintain a regular flow of accurate information about what’s happening. As you can imagine, mergers can lead to rumors, and nine times out of ten, rumors do nothing but frighten people with inaccurate information.

Within the next couple of days, we’re going to establish a Blue Rhino Human Resources Employee 800 number where you can ask questions about the merger and what it’ll mean to us. I urge you to take advantage of this communications tool. It’s critical that we don’t let false rumors affect our morale and motivation in the coming months.

This merger represents a great opportunity for all of us, and if you have any questions, please ask them before you putting any trust in a rumor. Call the hotline, or ask your supervisor.

Important Legal Information:

In connection with the proposed merger, Blue Rhino Corporation will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission. Blue Rhino stockholders are not being asked to take any action at this time. Stockholders are encouraged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the merger. Blue Rhino will provide stockholders free copies of the proxy statement and other relevant documents when they become available. In addition, documents filed by Blue Rhino with the SEC will be available free of charge at the SEC’s website at www.sec.gov.

Blue Rhino Corporation and its directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the identity of persons who may, under SEC rules, be deemed participants in the solicitation of stockholders of Blue Rhino Corporation in connection with the proposed transaction, and their interests in the transaction, will be set forth in a proxy statement that will be filed by Blue Rhino with the SEC. Stockholders of Blue Rhino can obtain this information by reading the proxy statement when it becomes available.